LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                              L. LURIA & SON, INC.

                                       AND

                          FOOTHILL CAPITAL CORPORATION

                          DATED AS OF FEBRUARY 22, 1996


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                                TABLE OF CONTENTS
                                                                                           PAGE
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1.       DEFINITIONS AND CONSTRUCTION......................................................  1
         1.1      Definitions..............................................................  1
         1.2      Accounting Terms......................................................... 15
         1.3      Code..................................................................... 15
         1.4      Construction............................................................. 15
         1.5      Schedules and Exhibits................................................... 16

2.       LOAN AND TERMS OF PAYMENT......................................................... 16
         2.1      Revolving Advances....................................................... 16
         2.2      Letters of Credit........................................................ 16
         2.3      Increase of the Maximum Revolving Amount................................. 19
         2.4      Overadvances............................................................. 19
         2.5      Interest:  Rates, Payments, and Calculations............................. 19
         2.6      Collection of Accounts................................................... 21
         2.7      Crediting Payments; Application of Collections........................... 21
         2.8      Borrower's Designated Account............................................ 22
         2.9      Maintenance of Loan Account; Statements of Obligations................... 22
         2.10     Fees..................................................................... 22

3.       CONDITIONS; TERM OF AGREEMENT..................................................... 23
         3.1      Conditions Precedent to the Initial Advance or Letter of Credit.......... 23
         3.2      Conditions Precedent to all Advances and Letters of Credit............... 25
         3.3      Conditions Subsequent.................................................... 25
         3.4      Term..................................................................... 25
         3.5      Effect of Termination.................................................... 26
         3.6      Early Termination by Borrower............................................ 26
         3.7      Termination Upon Event of Default........................................ 26

4.       CREATION OF SECURITY INTEREST..................................................... 27
         4.1      Grant of Security Interest............................................... 27
         4.2      Negotiable Collateral.................................................... 27
         4.3      Collection of Accounts, General Intangibles, and Negotiable Collateral... 27
         4.4      Delivery of Additional Documentation Required............................ 27
         4.5      Power of Attorney........................................................ 27
         4.6      Right to Inspect......................................................... 28

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                                      -ii-

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5.       REPRESENTATIONS AND WARRANTIES.................................................... 28
         5.1      No Prior Encumbrances.................................................... 28
         5.2      Eligible Inventory....................................................... 29
         5.3      Equipment................................................................ 29
         5.4      Location of Inventory and Equipment...................................... 29
         5.5      Inventory Records........................................................ 29
         5.6      Location of Chief Executive Office; FEIN................................. 29
         5.7      Due Organization and Qualification; No Subsidiaries...................... 29
         5.8      Due Authorization; No Conflict........................................... 29
         5.9      Litigation............................................................... 29
         5.10     No Material Adverse Change. ............................................. 30
         5.11     Solvency................................................................. 30
         5.12     Employee Benefits........................................................ 30
         5.13     Environmental Condition.................................................. 30
         5.14     Reliance by Foothill; Cumulative......................................... 31

6.       AFFIRMATIVE COVENANTS............................................................. 31
         6.1      Accounting System........................................................ 31
         6.2      Collateral Reporting..................................................... 31
         6.3      Financial Statements, Reports, Certificates.............................. 32
         6.4      Tax Returns.............................................................. 33
         6.5      Returns.................................................................. 33
         6.6      Title to Equipment....................................................... 33
         6.7      Maintenance of Equipment................................................. 33
         6.8      Taxes.................................................................... 34
         6.9      Insurance................................................................ 34
         6.10     Financial Covenants...................................................... 35
         6.11     No Setoffs or Counterclaims.............................................. 35
         6.12     Location of Inventory and Equipment...................................... 35
         6.13     Compliance with Laws..................................................... 35
         6.14     Employee Benefits........................................................ 36
         6.15     Leases................................................................... 36

7.       NEGATIVE COVENANTS................................................................ 37
         7.1      Indebtedness............................................................. 37
         7.2      Liens.................................................................... 37
         7.3      Restrictions on Fundamental Changes...................................... 38
         7.4      Extraordinary Transactions and Disposal of Assets........................ 38
         7.5      Change Name.............................................................. 38
         7.6      Guarantee................................................................ 38
         7.7      Restructure.............................................................. 38
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         7.8      Prepayments.............................................................. 38
         7.9      Change of Control........................................................ 38
         7.10     Capital Expenditures..................................................... 39
         7.11     Consignments............................................................. 39
         7.12     Distributions............................................................ 39
         7.13     Accounting Methods....................................................... 39
         7.14     Investments.............................................................. 39
         7.15     Transactions with Affiliates............................................. 39
         7.16     Suspension............................................................... 40
         7.17     Use of Proceeds.......................................................... 40
         7.18     Change in Location of Chief Executive Office; Inventory and Equipment
                  with Bailees............................................................. 40
         7.19     No Prohibited Transactions Under ERISA................................... 40

8.       EVENTS OF DEFAULT................................................................. 41

9.       FOOTHILL'S RIGHTS AND REMEDIES.................................................... 43
         9.1      Rights and Remedies...................................................... 43
         9.2      Remedies Cumulative...................................................... 46

10.      TAXES AND EXPENSES................................................................ 46

11.      WAIVERS; INDEMNIFICATION.......................................................... 46
         11.1     Demand; Protest; etc..................................................... 46
         11.2     Foothill's Liability for Collateral...................................... 46
         11.3     Indemnification.......................................................... 47

12.      NOTICES........................................................................... 47

13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER........................................ 48

14.      DESTRUCTION OF BORROWER'S DOCUMENTS............................................... 49

15.      GENERAL PROVISIONS................................................................ 49
         15.1     Effectiveness............................................................ 49
         15.2     Successors and Assigns................................................... 49
         15.3     Section Headings......................................................... 50
         15.4     Interpretation........................................................... 50
         15.5     Severability of Provisions............................................... 50
         15.6     Amendments in Writing.................................................... 50
         15.7     Counterparts; Telefacsimile Execution.................................... 50

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                                      -iv-

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         15.8     Revival and Reinstatement of Obligations................................. 51
         15.9     Integration.............................................................. 51

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         SCHEDULES AND EXHIBITS

Schedule E-1               Eligible Inventory Locations
Schedule P-1               Permitted Liens
Schedule R-1               Real Property
Schedule 5.9               Litigation
Schedule 5.12              ERISA Benefit Plans
Schedule 6.12              Location of Inventory and Equipment
Schedule 7.1               Indebtedness
Schedule 7.15              Affiliate Transactions


Exhibit C-1                Form of Compliance Certificate
Exhibit I-1                Form of Inventory Security Agreement
Exhibit T-1                Form of Trademark Security Agreement

                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT (THIS "AGREEMENT"), is entered into as of February 22, 1996, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and L. LURIA & SON, INC., a Florida corporation ("Borrower"), with its chief executive office located at 5770 Miami Lakes Drive, Miami Lakes, Florida 33014.

         The parties agree as follows:

         1.       DEFINITIONS AND CONSTRUCTION.

                  1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                  "ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

                  "ACCOUNTS" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                  "ADVANCES" shall have the meaning ascribed thereto in
SECTION 2.1(A) hereof.

                  "AFFILIATE" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

                  "AGREEMENT" has the meaning set forth in the preamble hereto.

                  "AUTHORIZED OFFICER" means any officer or other employee of Borrower.

                  "AVAILABILITY" means, as of the date of determination, (a) the lesser of (i) the Maximum Revolving Amount, and (ii) the Borrowing Base, MINUS
(b) the outstanding amount of Advances and the undrawn or unreimbursed amount of Letters of Credit.

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                  "AVERAGE UNUSED PORTION OF MAXIMUM REVOLVING AMOUNT" means (a)
the Maximum Revolving Amount, LESS (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, PLUS
(ii) the average Daily Balance of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

                  "BANKRUPTCY CODE" means the United States Bankruptcy Code (11 U.S.C. ss. 101 ET SEQ.), as amended, and any successor statute.

                  "BENEFIT PLAN" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                  "BLOCKED ACCOUNT" shall mean the depositary account established pursuant to the Blocked Account Agreement.

                  "BLOCKED ACCOUNT AGREEMENT" means that certain Blocked Depository Account Agreement, in form and substance reasonably satisfactory to Foothill, among Borrower, Foothill, and the Blocked Account Bank.

                  "BLOCKED ACCOUNT BANK" means NationsBank (South), N.A.

                  "BORROWER" has the meaning set forth in the preamble to this Agreement.

                  "BORROWER'S BOOKS" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                  "BORROWER'S DESIGNATED ACCOUNT" means account number 3750130337 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account (located within the United States) of Borrower designated, in writing and from time to time, by Borrower to Foothill prior to the date of the establishment of such other deposit account.

                  "BORROWER'S DESIGNATED ACCOUNT BANK" means NationsBank (South), N.A., whose office is located at 100 S.E. 2nd Street, FL7-950-14-06, Miami, Florida 33131, and whose ABA number is 111000012.

                  "BORROWING BASE" has the meaning set forth in SECTION 2.1(A) hereof.

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                  "BUSINESS DAY" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

                  "CHANGE OF CONTROL" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors.

                  "CLOSING DATE" means the date of the making of the initial Advance or the issuance of the initial Letter of Credit hereunder.

                  "CODE" means the California Uniform Commercial Code.

                  "COLLATERAL" means each of the following:

                  (a)      the Accounts,
                  (b)      Borrower's Books,
                  (c)      the Equipment,
                  (d)      the General Intangibles,
                  (e)      the Inventory,
                  (f)      the Negotiable Collateral,
                  (g) to the extent required by SECTION 3.3(B) hereof, the Real Property,
                  (h) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and
                  (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                  "COLLATERAL ACCESS AGREEMENT" means a landlord waiver, bailee letter, or a similar acknowledgement agreement, in each case, in form and substance satisfactory to Foothill.

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                  "COLLECTIONS" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                  "COMPLIANCE CERTIFICATE" means a certificate substantially in the form attached hereto as EXHIBIT C-1 and delivered by the chief accounting officer of Borrower to Foothill.

                  "CONSOLIDATED CURRENT ASSETS" means, as of any date of determination, the aggregate amount of all current assets of Borrower and its Subsidiaries calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

                  "CONSOLIDATED CURRENT LIABILITIES" means, as of any date of determination, the aggregate amount of all current liabilities of Borrower and its Subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all Advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

                  "DAILY BALANCE" means the amount of an Obligation owed at the end of a given day.

                  "DEFAULT" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                  "DISBURSEMENT LETTER" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

                  "DOLLARS OR $" means United States dollars.

                  "EARLY TERMINATION PREMIUM" has the meaning set forth in
SECTION 3.6.

                  "ELIGIBLE IN-TRANSIT INVENTORY" means those items of Inventory that do not qualify as Eligible Landed Inventory solely because they are not located at a location set forth on SCHEDULE E-1 but: (a) currently are in-transit from a location not set forth on SCHEDULE E-1 to a location set forth on SCHEDULE E-1, (b) title to such Inventory has passed to Borrower, (c) are insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Foothill in its reasonable discretion, and (d) was prepaid or, if purchased under an Inventory Letter of Credit, such Inventory Letter of Credit has been drawn upon in full and reimbursed; in each case, with documentation therefor in form and substance satisfactory to Foothill in its discretion, and that do not constitute Eligible Landed Inventory.

                  "ELIGIBLE INVENTORY" means the Eligible In-Transit Inventory and the Eligible Landed Inventory.

                  "ELIGIBLE LANDED INVENTORY" means Inventory consisting of finished goods held for sale in the ordinary course of Borrower's business and raw materials for such finished goods, that are located at Borrower's premises identified on SCHEDULE E-1, that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be reasonably acceptable to Foothill in all respects; PROVIDED, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued on a weighted average cost basis consistent with Borrower's current and historical accounting practices. An item of Inventory shall not be included in Eligible Landed Inventory if:

                  (a) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto;

                  (b) it is not located at one of the locations set forth on SCHEDULE E-1 attached hereto;

                  (c) if it is in a distribution center or in a contract warehouse and, in each case, is not subject to a Collateral Access Agreement executed by the lessor or the warehouseman, as the case may be;

                  (d) it is not subject to a valid and perfected first priority security interest in favor of Foothill;

                  (e) it consists of goods that are not reflected on Borrower's perpetual inventory reporting system or goods that are supplies or samples;

                  (f) it consists of goods returned or rejected by Borrower's customers that are not in new and resalable condition or goods in transit; and

                  (g) in the case of Inventory consisting of jewelry, it has been owned by Borrower for more than two years, in the case of all other Inventory, it has been owned by Borrower for more than one year, and, in the case of any item of Inventory, it is

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obsolete or slow moving, a restrictive or custom item, work-in-process, a component that is not part of finished goods, or constitutes spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a security interest or lien in favor of any third Person, bill and hold goods, damaged or defective goods, "seconds," studio products, or Inventory acquired on consignment.

                  "EQUIPMENT" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located.

                  "ERISA" the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.ss. 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                  "ERISA AFFILIATE" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

                  "ERISA EVENT" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

                  "EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

                  "EXISTING LENDER" means NationsBank of Florida, N.A.

                  "FEIN" means Federal Employer Identification Number.

                  "FOOTHILL" has the meaning set forth in the preamble to this Agreement.

                  "FOOTHILL ACCOUNT" has the meaning set forth in SECTION 2.6.

                  "FOOTHILL EXPENSES" means all reasonable: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, telecommunication, public record searches (including tax lien, litigation, and ucc searches), filing, recording, publication, appraisal (including periodic Personal Property Collateral or Real Property appraisals), real estate surveys, real estate title policies, and environmental audits; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Personal Property Collateral or the Real Property, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower; and attorneys fees and expenses incurred by Foothill in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                  "GENERAL INTANGIBLES" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                  "GOVERNING DOCUMENTS" means the certificates or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

                  "HAZARDOUS MATERIALS" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

                  "INDEBTEDNESS" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                  "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                  "INTANGIBLE ASSETS" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                  "INVENTORY" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title.

                  "INVENTORY LETTER OF CREDIT" means documentary Letters of Credit issued to support the purchase by Borrower of Inventory prior to transit to a location set forth on SCHEDULE E-1, that provides that all draws thereunder must require presentation of customary documentation (including, if applicable, commercial invoices, packing list, certificate of origin, bill of lading or airwaybill, customs clearance documents, quota statement, inspection certificate, beneficiaries statement, and bill of exchange, bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title) in form and substance reasonably satisfactory to Foothill and reflecting the passage to Borrower of title to Inventory that constitutes Eligible Inventory. Any such Letter of Credit shall cease to be an "Inventory Letter of Credit" at such time, if any, as the goods purchased thereunder become Eligible Landed Inventory.

                  "INVENTORY RESERVES" means (a) reserves (determined from time to time by Foothill in its reasonable discretion) for the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible In-Transit Inventory by Borrower, plus (b) reserves (determined from time to time by Foothill in its reasonable discretion) for the estimated reclamation claims of unpaid sellers of Inventory sold to Borrower.

                  "INVENTORY SECURITY AGREEMENT" means an Inventory Security Agreement, dated as of the Closing Date, between Borrower and Foothill, which agreement shall be substantially in the form of EXHIBIT I-1 attached hereto.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                  "L/C" has the meaning set forth in SECTION 2.2(A).

                  "L/C GUARANTY" has the meaning set forth in SECTION 2.2(A).

                  "LETTER OF CREDIT" means an L/C or an L/C Guaranty, as the context requires.

                  "LIQUIDITY" means, as of any date of determination, the aggregate amount of the Availability plus Borrower's unrestricted cash and cash equivalents that are free and clear of any liens, set-off rights, or any restrictions as to the use thereof by Borrower.

                  "LOAN ACCOUNT" has the meaning set forth in SECTION 2.9.

                  "LOAN DOCUMENTS" means this Agreement, the Disbursement Letter, the Letters of Credit, the Inventory Security Agreement, the Trademark Security Agreement, the Blocked Account Agreement, the Mortgage, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

                  "LOSSES" means, as of the date any determination thereof is to be made, the aggregate amount of Borrower's losses incurred after February 3, 1996 and calculated in accordance with GAAP, excluding, to the extent deducted in calculating such Losses and to the extent that they occur after February 3, 1996, non-cash restructuring charges accrued (subject to the reasonable approval of Foothill and not to include severance costs, write-downs of current assets, or other restructuring charges which may be deemed to be non-cash, on a current basis, but would result in future cash outlays) in connection with the closure of one or more of Borrower's facilities.

                  "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's liens or security interests in the Collateral.

                  "MATURITY DATE" has the meaning set forth in SECTION 3.4.

                  "MAXIMUM FOOTHILL REVOLVING AMOUNT" means that portion of the Maximum Revolving Amount for which Foothill shall be responsible, exclusive of any participations with Participants, which amount as of the Closing Date is Thirty Million Dollars ($30,000,000), and which amount automatically shall be reduced to Twenty Million Dollars ($20,000,000) at such time as Borrower requests that the Maximum Revolving Amount be increased to Forty Million Dollars ($40,000,000) and satisfies each of the conditions set forth in SECTION 2.3 hereof.

                  "MAXIMUM REVOLVING AMOUNT" means Thirty Million Dollars ($30,000,000), which amount, subject to the full satisfaction of the conditions set forth in SECTION 2.3 hereof, may be increased by Borrower to Forty Million Dollars ($40,000,000).

                  "MORTGAGE" means one or more mortgages, deeds of trust, or deeds to secure debt, executed by Borrower in favor of Foothill, the form and substance of which shall be reasonably satisfactory to Foothill, that encumber the Real Property and the related improvements thereto.

                  "MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

                  "NEGOTIABLE COLLATERAL" means all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated securities (including the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                  "OBLIGATIONS" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued) lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                  "OVERADVANCE" has the meaning set forth in SECTION 2.4.

                  "PARTICIPANT" means any Person, other than Foothill, that has committed to participate in providing a portion of the financing contemplated herein.

                  "PAY-OFF LETTER" means a letter, in form and substance reasonably satisfactory to Foothill, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender.

                  "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                  "PERMITTED DISPOSITION" means, so long as no Event of Default has occurred and is continuing or would result therefrom, (a) the sale or other disposition, free and clear of Foothill's security interest therein (other than its security interest in the proceeds of such sale or other disposition), of Inventory in the ordinary course of Borrower's business, (b) the sale or other disposition of obsolete or worn-out Equipment in the ordinary course of business, (c) the sale or other disposition of Equipment in connection with the purchase of replacement Equipment, (d) the sale or other disposition of Equipment in the ordinary course of business that does not aggregate in excess of $200,000, on a book basis, per annum, (e) within 180 days of the Closing Date, the Sale\Leaseback Transaction, (f) the sale or other disposition of the apartment owned by Borrower located in New York, New York, and (g) the sale or other disposition of all or any portion of Borrower's claims arising out of the litigation involving Service Merchandise Co., Inc.

                  "PERMITTED LIENS" means (a) liens and security interests held by Foothill, (b) liens for unpaid taxes, assessments, or other governmental charges that are not yet due and payable, (c) liens and security interests set forth on SCHEDULE P-1 attached hereto, (d) purchase money security interests and liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under SECTION 7.10, and so long as the security interest or lien only secures the purchase price of the asset, (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto, (f) obligations and duties as lessee under any operating lease entered into in the ordinary course of business, (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law, (h) exceptions (exclusive of obligations for the payment of borrowed money) in respect of the Real Property as are approved in the reasonable discretion of Foothill, (i) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money), and (j) liens covered by SECTIONS 8.8 AND 8.9 so long as they do not constitute an Event of Default thereunder.

                  "PERMITTED PROTEST" means the right of Borrower to protest any lien, tax, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill reasonably is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Foothill in and to the Collateral.

                  "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                  "PERSONAL PROPERTY COLLATERAL" means all Collateral other than the Real Property.

                  "PLAN" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

                  "REAL PROPERTY" means the parcel or parcels of real property and the related improvements thereto identified on SCHEDULE R-1.

                  "REAL PROPERTY CONDITIONS" means (a) that Foothill shall have received a Mortgage encumbering each of the parcels composing the Real Property, such Mortgage shall have been duly executed and delivered by Borrower and shall be in full force and effect, and such Mortgage shall have been recorded in the office(s) of the applicable county recorder(s), and (b) that Foothill shall have received:

                  (i) a mortgagee title insurance policy (or a marked commitment to issue the same) for the Real Property issued by a title insurance company satisfactory to Foothill (a "Mortgage Policy") in amounts reasonably satisfactory to Foothill assuring Foothill that the Mortgage on the Real Property is a valid and enforceable first priority mortgage lien free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to Foothill;

                  (ii) copies of a Phase-I environmental report or a clean site letter and real estate surveys that shall have been completed with respect to the Real Property; the environmental consultants retained for such environmental report or site letter, the scope thereof, and the results thereof shall be acceptable to Foothill in its reasonable discretion;

                  (iii) evidence that Borrower has paid any documentary stamp or intangible taxes arising in connection with the execution, delivery, or recordation of the Mortgage;

                  (iv) satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all Real Property taxes upon the Real Property have been paid prior to delinquency, unless subject to a Permitted Protest; and

                  (v) supplemental opinions of Borrower's counsel respecting the execution and delivery of the Mortgage, in form and substance reasonably satisfactory to Foothill in its sole discretion.

                  "REFERENCE RATE" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate" or "reference rate," irrespective of whether such announced rate is the best rate available from such financial institution.

                  "REPORTABLE EVENT" means any of the events described in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days notice to the PBGC is waived under applicable regulations.

                  "RETIREE HEALTH PLAN" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by
Section 601 of ERISA.

                  "SALE\LEASEBACK TRANSACTION" means the transaction consisting of (a) a sale and leaseback by Borrower of the Real Property substantially on the terms and conditions previously provided to Foothill and (b) the execution and delivery of a Collateral Access Agreement with respect to the Real Property.

                  "SOLVENT" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                  "SUBSIDIARY" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or appoint other managers of such corporation, partnership, limited liability company, or other entity.

                  "SYNDICATED REVOLVING AMOUNT" means that portion of the Maximum Revolving Amount equal to the aggregate financing commitments (to the extent not breached or terminated) of all Participants.

                  "TANGIBLE NET WORTH" means, as of the date any determination thereof is to be made, the result of (a) Borrower's total stockholder's equity, PLUS (b) (to the extent deducted in arriving at such total stockholder's equity) non-cash restructuring charges accrued after February 3, 1996 (subject to the reasonable approval of Foothil and not to include severance costs, write-downs of current assets, or other restructuring charges which may be deemed to be non-cash, on a current basis, but would result in future cash outlays) in connection with the closure of one or more of Borrower's facilities, MINUS (c) the sum of: (i) all Intangible Assets of Borrower, (ii) all of Borrower's prepaid expenses, and (iii) all amounts due to Borrower from Affiliates, calculated on a consolidated basis.

                  "TRADEMARK SECURITY AGREEMENT" means a Trademark Security Agreement, substantially in the form of EXHIBIT T-1 attached hereto, dated as of the Closing Date, between Borrower and Foothill.

                  "VOIDABLE TRANSFER" has the meaning set forth in SECTION 15.8.

                  1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

                  1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

                  1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

                  1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

         2.       LOAN AND TERMS OF PAYMENT.

                  2.1 REVOLVING ADVANCES. (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed the lesser of
(i) the Maximum Revolving Amount, or (ii) the Borrowing Base LESS (A) the aggregate amount of all undrawn or unreimbursed Letters of Credit (other than Inventory Letters of Credit), LESS (B) fifty percent (50%) of the aggregate amount of all undrawn or unreimbursed Inventory Letters of Credit, LESS (C) the aggregate amount of the Inventory Reserves. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the sum of fifty-five percent (55%) of the value of Eligible Inventory (fifty percent (50%) during the month of January) minus the aggregate amount of reserves, if any, established by Foothill under SECTION 2.1(B).

                           (b)      Anything to the contrary in SECTION 2.1(A)
above notwithstanding, Foothill may create reserves against or reduce its advance rates based upon Eligible Inventory without declaring an Event of Default if it reasonably determines that there has occurred a Material Adverse Change.

                           (c)      Foothill shall have no obligation to make
Advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Foothill Revolving Amount plus the Syndicated Revolving Amount.

                           (d)      Amounts borrowed pursuant to this SECTION
2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                  2.2      LETTERS OF CREDIT.

                           (a)      Subject to the terms and conditions of this
Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower in an aggregate undrawn and unreimbursed amount (taking into account any Letters of Credit previously issued and outstanding and calculated after giving effect to any proposed issuance) not to exceed the lowest of: (i) the Borrowing Base less the amount of outstanding Advances, (ii) the Maximum Revolving Amount less the amount of outstanding Advances, (iii) Ten Million Dollars ($10,000,000), or (iv) the Maximum Foothill Revolving Amount PLUS the Syndicated Revolving Amount MINUS Advances. Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under SECTION 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion. If Foothill is obligated to advance funds under a Letter of Credit, the amount so advanced immediately shall be deemed to be an Advance made by Foothill to Borrower pursuant to SECTION 2.1 and, thereafter, shall bear interest at the rate then applicable to such Advances under SECTION 2.5.

                           (b)      Borrower hereby agrees to indemnify, save,
defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any letter of credit issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank, except, in any such case, to the extent that the same arises from the gross negligence or wilful misconduct of Foothill or its officers, agents, or employees.

                           (c)      Borrower hereby authorizes and directs any
bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                           (d)      Any and all service charges, commissions,
fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill. On the first day of each month, Borrower will pay Foothill a fee (in addition to the aforementioned issuance charges) equal to one and one-half percent (1.5%) per annum times the average Daily Balance of the Letters of Credit that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to Borrower's Loan Account at the time the service is rendered or the commission, fee, or cost is incurred.

                           (e)      Immediately upon the termination of this
Agreement, Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this SECTION 2.2(E).

                           (f)  If by reason of (i) any change in any
applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                           (A)      any reserve, deposit, or similar
requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                           (B)      there shall be imposed on the issuing bank
or Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to directly or indirectly increase the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in SECTION 2.5(A) OR (B)(I), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this SECTION 2.2(F), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                  2.3 INCREASE OF THE MAXIMUM REVOLVING AMOUNT. Borrower shall have the right, upon at least thirty (30) days prior written notice to Foothill, to increase the Maximum Revolving Amount so long as each of the following conditions are satisfied as of the date on which such request is to become effective (a) no Default or Event of Default shall have occurred and be continuing nor shall any result therefrom, (b) Foothill shall have entered into written participation agreements (on terms and conditions satisfactory to Foothill) with Participants who are satisfactory to Foothill wherein such Participants have agreed to participate in providing $20,000,000, or more, of the financing hereunder, (c) such request is to increase the Maximum Revolving Amount to Forty Million Dollars ($40,000,000), and (d) Borrower has paid to Foothill an additional fee in the amount of $75,000.

                  2.4 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to SECTIONS 2.1 AND
2.2 is greater than either the dollar or percentage limitations set forth in SECTIONS 2.1 OR 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under SECTION 2.1 and, thereafter until the Overadvance is discharged, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit.

                  2.5      INTEREST:  RATES, PAYMENTS, AND CALCULATIONS.

                           (a)      Interest Rate.  All Obligations, except
for undrawn Letters of Credit, shall bear interest at a per annum rate equal to one (1) percentage point above the Reference Rate.

                           (b)      Default Rate.  (i) All Obligations, except
for undrawn Letters of Credit, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to four (4) percentage points above the

Reference Rate. (ii) From and after the occurrence and during the continuance of an Event of Default, the fee provided in SECTION 2.2(D) shall be increased to a fee equal to four and one-half percent (4.5%) per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

                           (c)      Minimum Interest.  In no event shall the
rate of interest chargeable hereunder be less than seven percent (7%) per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum rate, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to the minimum rate.

                           (d)      Payments.  Interest hereunder shall be due
and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable hereunder.

                           (e)      Computation.  The Reference Rate as of the
date of this Agreement is eight and one-quarter percent (8.25%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                           (f)  Intent to Limit Charges to Maximum Lawful Rate.
In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; PROVIDED, HOWEVER, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, IPSO FACTO as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
                                      -20-

                  2.6 COLLECTION OF ACCOUNTS. Borrower shall at all times maintain the Blocked Account and, immediately after the Closing Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit ALL Collections in respect thereof to such Blocked Account. Borrower, Foothill, and the Blocked Account Bank shall enter into the Blocked Account Agreement, which among other things shall provide for the opening of a Blocked Account for the deposit of Collections at the Blocked Account Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into the Blocked Account. No Blocked Account Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Blocked Account Agreement, all amounts received in the Blocked Account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill.

                  2.7 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Blocked Account Bank pursuant to the Blocked Account Agreement or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under SECTION 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for one-half of one (1/2) Business Day of `clearance' or `float' at the rate set forth in SECTION 2.5(A) or SECTION 2.5(B)(I), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the Blocked Account Bank to Foothill, whether provisionally applied to reduce the Obligations under SECTION 2.1, or otherwise). This across-the-board one-half of one (1/2) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging one-half of one (1/2) Business Day of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on or before 11:00 a.m. Los Angeles time. If any Collection item is received into the Foothill Account after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

                  2.8 BORROWER'S DESIGNATED ACCOUNT. Foothill is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to SECTION 2.5(D). Borrower agrees to establish and maintain Borrower's Designated Account with Borrower's Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance requested by Borrower and made by Foothill hereunder shall be made to Borrower's Designated Account.

                  2.9 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with SECTION 2.7, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from the Blocked Account Bank. Foothill shall render statements, on a monthly basis, regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in SECTION 12, written objection thereto describing the error or errors contained in any such statements.

                  2.10 FEES. Borrower shall pay to Foothill the following fees:

                           (a)      Closing Fee.  A one time closing fee of
Two Hundred Twenty Five Thousand Dollars ($225,000) which is earned, in full, on the Closing Date and is due and payable by Borrower to Foothill in connection with this Agreement on the Closing Date;

                           (b)      Unused Line Fee.  On the first day of each
month during the term of this Agreement, a fee in an amount equal to one-quarter of one percent (1/4%) per annum times the Average Unused Portion of the Maximum Revolving Amount;

                           (c)      Financial Examination, Documentation, and
Appraisal Fees. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill; Foothill's customary appraisal fee of One Thousand Five Hundred Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; and, on each anniversary of the Closing Date, Foothill's customary fee of One Thousand Dollars ($1,000) per year for its loan documentation review; and

                           (d)      Servicing Fee.  On the first day of each
month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to One Thousand Dollars ($1,000) per month.

         3.       CONDITIONS; TERM OF AGREEMENT.

                  3.1 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE OR LETTER OF CREDIT. The obligation of Foothill to make the initial Advance or issue the initial Letter of Credit is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                           (a)      the Closing Date shall occur on or before
February 28, 1996;

                           (b)      Existing Lender shall have executed and
delivered the Pay-Off Letter;

                           (c)      Foothill shall have received searches
reflecting the filing of its financing statements and fixture filings;

                           (d)      Foothill shall have received each of the
following documents, duly executed, and each such document shall be in full force and effect:

                                    i) the Blocked Account Agreement;

                                    ii) the Disbursement Letter;

                                    iii) the Inventory Security Agreement; and

                                    iv) the Trademark Security Agreement;

                           (e)      Foothill shall have received a certificate
from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

                           (f)      Foothill shall have received copies of
Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                           (g)      Foothill shall have received a certificate
of status with respect to Borrower, dated within ten (10) days of the Closing Date, by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

                           (h)      Foothill shall have received certificates
of status with respect to Borrower, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would have a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

                           (i)      Foothill shall have received a certificate
of insurance, together with the endorsements thereto, as are required by SECTION
6.9 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

                           (j)      Foothill shall have received duly executed
certificates of title with respect to that portion of the Collateral that is subject to certificates of title and is not the subject of a Permitted Lien;

                           (k)      Foothill shall have received an opinion of
Borrower's counsel in form and substance satisfactory to Foothill in its reasonable discretion;

                           (l)      after giving effect to the payment of the
fees and expenses incurred hereunder and after deducting for payables past due by more than thirty (30) days, Liquidity shall be not less than Twenty Million Dollars ($20,000,000);

                           (m)      Foothill shall have received a copy of an
appraisal of the Inventory conducted by a nationally recognized appraisal company selected by Foothill and the results of such appraisal shall have been reasonably satisfactory to Foothill in all respects;

                           (n)      Foothill shall have received satisfactory
evidence that all returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest; and

                           (o)      all other documents and legal matters in
connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to Foothill and its counsel.

                  3.2 CONDITIONS PRECEDENT TO ALL ADVANCES AND LETTERS OF CREDIT. The following shall be conditions precedent to all Advances and Letters of Credit hereunder:

                           (a)      the representations and warranties
contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                           (b)      no Default or Event of Default shall have
occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

                           (c)      no injunction, writ, restraining order, or
other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

                  3.3 CONDITIONS SUBSEQUENT. As conditions subsequent to the making of the initial Advance or the issuance of the initial Letter of Credit, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default hereunder):

                  (a) within thirty (30) days of the Closing Date, deliver to Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by SECTION 6.9 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

                  (b) within one hundred eighty (180) days of the Closing Date, either (i) the Sale\Leaseback Transaction, or (ii) each of the Real Property Conditions; and

                  (c) Borrower shall use its reasonable best efforts to obtain Collateral Access Agreements from the lessors or warehousemen of each distribution center, contract warehouse, or retail location where Inventory is located.

                  3.4 TERM. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on June 28, 1998 (the "Maturity Date"). The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

                  3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until such time as Borrower has discharged in full all non-contingent payment and reimbursement Obligations, no Letters of Credit remain outstanding hereunder (or any outstanding Letters of Credit have been fully supported by backup letters of credit or cash collateralized in each case to the satisfaction of Foothill in its discretion), any remaining Obligations consist solely of unasserted contingent claims, and Foothill's obligation to provide additional credit hereunder is terminated.

                  3.6 EARLY TERMINATION BY BORROWER. The provisions of SECTION
3.4 that allow termination of this Agreement by Borrower only on the Maturity Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to the undrawn amount of the Letters of Credit), in full, together with a premium (the "Early Termination Premium") equal to (a) one eighth of one percent (.125%) times the then applicable Maximum Revolving Amount, times (b) the number of months remaining until the Maturity Date.

                  3.7 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence and continuation of an Event of Default that intentionally is caused by Borrower for the purpose, in Foothill's reasonable judgment, of avoiding payment of the Early Termination Premium provided in
SECTION 3.6, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this SECTION 3.7 shall be deemed included in the Obligations.

         4.       CREATION OF SECURITY INTEREST.

                  4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions to the extent permitted hereby, Borrower has no authority, express or implied, to dispose of any item or portion of the Personal Property Collateral or the Real Property.

                  4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

                  4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account.

                  4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

                  4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in SECTION 4.4, sign the name of Borrower on any of the documents described in SECTION 4.4, (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure

(in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until such time as Borrower has discharged in full all non-contingent payment and reimbursement Obligations, no Letters of Credit remain outstanding hereunder (or any outstanding Letters of Credit have been fully supported by backup letters of credit or cash collateralized in each case to the satisfaction of Foothill in its discretion), any remaining Obligations consist solely of unasserted contingent claims, and Foothill's obligation to provide additional credit hereunder is terminated.

                  4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

         5.       REPRESENTATIONS AND WARRANTIES.

                  Borrower represents and warrants to Foothill as follows:

                  5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

                  5.2 ELIGIBLE INVENTORY. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from known defects.

                  5.3 EQUIPMENT. All of the Equipment owned by Borrower is used or held for use in Borrower's business and is fit for such purposes.

                  5.4 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on SCHEDULE 6.12 or otherwise permitted by SECTION 6.12.

                  5.5 INVENTORY RECORDS. Borrower now keeps, and hereafter at all times shall keep a perpetual inventory system that includes correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

                  5.6 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 59-0620505.

                  5.7 DUE ORGANIZATION AND QUALIFICATION; NO SUBSIDIARIES. Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Change. Borrower has no active Subsidiaries.

                  5.8 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

                  5.9 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on SCHEDULE 5.9; and (c) matters arising after the date hereof that, if decided adversely to Borrower, would not have a Material Adverse Change.

                  5.10 NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present, in all material respects, Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

                  5.11 SOLVENCY. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

                  5.12 EMPLOYEE BENEFITS. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on SCHEDULE 5.12. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

                  5.13 ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. To the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. To the best of Borrower's knowledge, no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

                  5.14 RELIANCE BY FOOTHILL; CUMULATIVE. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each extension of credit hereunder and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

         6.       AFFIRMATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

                  6.1 ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts, and records pertaining to the Collateral which contain information as from time to time reasonably may be requested by Foothill. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to its Inventory.

                  6.2 COLLATERAL REPORTING. Provide Foothill with the following documents at the following times in form reasonably satisfactory to Foothill:
(a) on a monthly basis and, in any event, by no later than the tenth (10th) day of each month during the term of this Agreement, unless Borrower has utilized greater than fifty percent (50%) of the Availability hereunder, in which case, on a weekly basis, a detailed calculation of the Borrowing Base, together with a reconciliation to the detailed calculation of the Borrowing Base previously provided to Foothill, (b) on a monthly basis and, in any event, by no later than the tenth (10th) day of each month during the term of this Agreement, a summary listing, by vendor and, at Foothill's reasonable request, by invoice, of Borrower's accounts payable and any book overdraft, (c) on a monthly basis and, in any event, by no later than the tenth (10th) day of each month during the term of this Agreement, unless Borrower has utilized greater than fifty percent (50%) of the Availability hereunder, in which case, on a weekly basis, Inventory reports specifying Borrower's average weighted cost of its Inventory by category, with, at Foothill's reasonable request, additional detail showing additions to and deletions from the Inventory, (d) on a weekly basis, notice of total returns, disputes, and claims, (e) on a monthly basis and, in any event, by no later than the tenth (10th) day of each month during the term of this Agreement, a report stating that Borrower is current on rent payments under its leases or, if Borrower is delinquent with respect to any such payments, a report identifying such delinquent payments and the reasons therefor, and (f) such other reports as to the Collateral or the financial condition of Borrower as Foothill reasonably may request from time to time.

                  6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to
Foothill: (a) as soon as available, but in any event within thirty (30) days after the end of each first, second, fourth, fifth, seventh, eighth, tenth, and eleventh months during each of Borrower's fiscal years, a company prepared balance sheet and income statement covering Borrower's operations during such period; (b) as soon as available, but in any event within forty-five (45) days after the end of each of the third, sixth, and ninth months during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during the fiscal quarter then ended; and (c) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by a "big six" accounting firm or any other independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management.

                  Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.

                  Each month and fiscal quarter, together with the financial statements provided pursuant to SUBSECTIONS 6.3(A) AND (B), Borrower shall deliver to Foothill a certificate signed on behalf of Borrower by its chief financial officer to the effect that, to the best of his or her knowledge after due inquiry: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in SECTION 6.10 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in SECTION 6.10, and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                  Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors or accountants to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

                  6.4 TAX RETURNS. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

                  6.5 RETURNS. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Foothill if such return is in an amount greater than Twenty Thousand Dollars ($20,000)) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor.

                  6.6 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment other than those items that are the subject of Permitted Liens.

                  6.7 MAINTENANCE OF EQUIPMENT. Other than in respect of Permitted Dispositions, maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

                  6.8 TAXES. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property shall be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits. The foregoing to the contrary notwithstanding, Borrower shall not be required to pay or discharge any such assessment or tax (other than payroll taxes or taxes that are the subject of a United States tax lien) so long as and to the extent that the validity thereof shall be the subject of a Permitted Protest.

                  6.9      INSURANCE.

                           (a)      At its expense, keep the Personal Property
Collateral and the Real Property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Personal Property Collateral and the Real Property, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                           (b)      All such policies of insurance shall be in
such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage and except those relative to the Real Property if Borrower has consummated the Sale\Leaseback Transaction in accordance with the provisions contained herein) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

                  6.10     FINANCIAL COVENANTS.  Maintain:

                           (a)      Current Ratio.  A ratio of Consolidated
Current Assets divided by Consolidated Current Liabilities of at least one and one-quarter to one (1.25 : 1.0), measured on a fiscal quarter-end basis;

                           (b)      Total Liabilities to Tangible Net Worth
Ratio. A ratio of Borrower's total liabilities divided by Tangible Net Worth of not more than one and forty-five one hundredths to one (1.45 : 1.0), measured on a fiscal quarter-end basis;

                           (c)      Tangible Net Worth.  Tangible Net Worth
of at least Fifty Five Million Dollars ($55,000,000), measured on a fiscal quarter-end basis; and

                           (d)      Maximum Losses.  Losses of not more than
Six Million Dollars ($6,000,000) during the term of this Agreement.

                  6.11 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

                  6.12 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at the locations identified on SCHEDULE 6.12; PROVIDED, HOWEVER, that Borrower may amend SCHEDULE 6.12 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and, in the case of a distribution center or contract warehouse, also provides to Foothill a Collateral Access Agreement.

                  6.13 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a Material Adverse Change.

                  6.14     EMPLOYEE BENEFITS.

                  (a) Promptly, and in any event within ten (10) Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three (3) Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

                  (b) Borrower will cause to be delivered to Foothill, upon Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions;
(vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

                  6.15 LEASES. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

         7.       NEGATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

                  7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                           (a)      Indebtedness evidenced by this Agreement;

                           (b)      Indebtedness set forth in the latest
financial statements of Borrower submitted to Foothill on or prior to the Closing Date or on SCHEDULE 7.1 attached hereto;

                           (c)      Indebtedness secured by Permitted Liens;

                           (d)      refinancings, renewals, or extensions of
Indebtedness permitted under clauses (b) and (c) of this SECTION 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as:
(i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower,
(ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness; and

                           (e)      Indebtedness in an aggregate principal
amount not to exceed One Hundred Thousand Dollars ($100,000) at any one time outstanding, to the extent at a time when no Event of Default has occurred and is continuing and the Availability hereunder is greater than Five Million Dollars ($5,000,000).

                  7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted

Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under SECTION 7.1(D) and so long as the replacement liens only encumber those assets or property that secured the original Indebtedness).

                  7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

                  7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets; PROVIDED, HOWEVER, that the foregoing shall not preclude Borrower from making Permitted Dispositions.

                  7.5 CHANGE NAME. Change Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name.

                  7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

                  7.7 RESTRUCTURE. Make any change in the principal nature of Borrower's business operations or the date of its fiscal year.

                  7.8 PREPAYMENTS. (a) Except in connection with a refinancing permitted by SECTION 7.1(D), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and (b) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under SECTIONS 7.1(B), (C), OR (D).

                  7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

                  7.10 CAPITAL EXPENDITURES. Make any capital expenditure in excess of Two Million Dollars ($2,000,000) for any individual transaction or where the aggregate amount of such capital expenditures in any fiscal year is in excess of Six Million Dollars ($6,000,000), except in any fiscal year during which the Sale\Leaseback Transaction occurs and thereafter, where the aggregate amount of capital expenditures is in excess of Ten Million Dollars ($10,000,000).

                  7.11 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

                  7.12 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

                  7.13 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

                  7.14 INVESTMENTS. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities of (whether debt or equity), or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, other than loans in the amount of Fifty Thousand Dollars ($50,000) at any one time outstanding to employees of Borrower , or (c) the acquisition of all or substantially all of the properties or assets of a Person; PROVIDED, HOWEVER, that the foregoing shall not prohibit short term investments in cash or cash equivalents such as deposits in insured financial institutions, government securities, repurchase and reverse repurchase agreements with respect to government securities, or other similar low-risk investments, or the purchase of precious metals or precious stones in reasonable quantities for ordinary business purposes.

                  7.15 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to

Borrower than would be obtained in an arm's length transaction with a non-Affiliate or (b) transactions identified on SCHEDULE 7.15 attached hereto.

                  7.16 SUSPENSION. Suspend or go out of a substantial portion of its business.

                  7.17 USE OF PROCEEDS. Use the proceeds of the Advances made hereunder for any purpose other than: (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, if any, and (ii) to pay transactional costs and expenses incurred in connection with this Agreement; and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

                  7.18 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

                  7.19 NO PROHIBITED TRANSACTIONS UNDER ERISA. Directly or indirectly:

                  (a) Engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

                  (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

                  (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

                  (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

                  (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

                  (f) fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

                  (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

                  (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of Four Hundred Thousand Dollars ($400,000).

         8.       EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

                  8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations); PROVIDED, HOWEVER, that in the case of Overadvances that are caused by the charging of interest, fees, or Foothill Expenses to Borrower's Loan Account hereunder, such event shall not constitute an Event of Default if, within five
(5) days of the creation of any such Overadvance, Borrower eliminates such Overadvance;

                  8.2 (a) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in
SECTION 6.2 (COLLATERAL REPORTING) of this Agreement and such failure or neglect continues for a period of five (5) days from the date of such failure or neglect; (b) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in SECTIONS 6.3 (FINANCIAL STATEMENTS, ETC.), 6.4 (TAX RETURNS), 6.7 (MAINTENANCE OF EQUIPMENT),
6.12 (LOCATION OF INVENTORY AND EQUIPMENT), 6.13 (COMPLIANCE WITH LAWS),

OR 6.15 (LEASES) of this Agreement and such failure or neglect continues for a period of fifteen (15) days from the date of such failure or neglect; and (c) If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill;

                  8.3      If there is a Material Adverse Change;

                  8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

                  8.5      If an Insolvency Proceeding is commenced by Borrower;

                  8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; PROVIDED, HOWEVER, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

                  8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                  8.8 (a) If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter thereto becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof; or (b) if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by any state, county, municipal, or governmental agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof, unless the aggregate amount of such taxes is less than One Hundred Fifty Thousand Dollars ($150,000), and, if to the extent such tax liens would have priority over the security interest of Foothill, Foothill has been instructed within five (5) days of the filing or attachment of same to reserve the amount thereof entitled to such priority (together with interest and penalties projected to be incurred with respect thereto) against the Borrowing Base;

                  8.9 If a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's properties or assets and the same is not discharged or bonded against within thirty (30) days of the date of the attachment of such lien or encumbrance; PROVIDED, HOWEVER, that during such period Foothill shall have the right to create a reserve against the Borrowing Base in an amount sufficient to discharge such lien or encumbrance and any and all penalties or interest payable in connection therewith;

                  8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

                  8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

                  8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn.

         9.       FOOTHILL'S RIGHTS AND REMEDIES.

                  9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                           (a)      Declare all Obligations, whether evidenced
by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                           (b)      Cease advancing money or extending credit
to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                           (c)      Terminate this Agreement and any of the
other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Personal Property Collateral or the Real Property and without affecting the Obligations;

                           (d)      Settle or adjust disputes and claims
directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                           (e)      Cause Borrower to hold all returned
Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

                           (f)      Without notice to or demand upon Borrower,
make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Foothill so requires, and to make the Personal Property Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty
(120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                           (g)      Without notice to Borrower (such notice
being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Blocked Account), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                           (h)      Hold, as cash collateral, any and all
balances and deposits of Borrower held by Foothill, and any amounts received in the Blocked Account, to secure the full and final repayment of all of the Obligations;

                           (i)      Ship, reclaim, recover, store, finish,
maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal

Property Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                           (j)      Sell the Personal Property Collateral
at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

                           (k)      Foothill shall give notice of the
disposition of the Personal Property Collateral as follows:

              (1) Foothill shall give Borrower and each holder of a security interest in the Personal Property Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

                                    (2)  The notice shall be personally
delivered or mailed, postage prepaid, to Borrower as provided in SECTION 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Personal Property Collateral shall be sent to such addresses as they have furnished to Foothill;

                                    (3)  If the sale is to be a public sale,
Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                           (l)      Foothill may credit bid and purchase at
any public sale; and

                           (m)      Any deficiency that exists after
disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess

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

will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

                  9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

         10.      TAXES AND EXPENSES.

         If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof;
(b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in SECTION 6.9, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

         11.      WAIVERS; INDEMNIFICATION.

                  11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

                  11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

                  11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this SECTION 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

         12.      NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, overnight courier, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

         IF TO BORROWER:                    L. LURIA & SON, INC.
                                            5770 Miami Lakes Drive
                                            Miami Lakes, Florida 33014
                                            Attn: Mr. Tom Floerchinger
                                            Fax No. 305.825.3711

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




         WITH COPIES TO:         GREENBERG, TRAURIG, HOFFMAN, LIPOFF,
                                 ROSEN & QUENTEL, P.A.
                                 1221 Brickell Avenue, 22nd Floor
                                 Miami, Florida 33131-3200
                                 Attn:  Rebecca R. Orand, Esq.
                                 Fax No. 305.579.0717

         IF TO FOOTHILL:         FOOTHILL CAPITAL CORPORATION
                                 11111 Santa Monica Boulevard
                                 Suite 1500
                                 Los Angeles, California 90025-3333
                                 Attn:  Business Finance Division Manager
                                 Fax No. 310.575.3435

         WITH COPIES TO:         BROBECK, PHLEGER & HARRISON LLP
                                 550 South Hope Street
                                 Los Angeles, California 90071
                                 Attn: John Francis Hilson, Esq.
                                 Fax No. 213.239.1324

                  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this SECTION 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

         13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         14.      DESTRUCTION OF BORROWER'S DOCUMENTS.

                  All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four
(4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

         15.      GENERAL PROVISIONS.

                  15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

                  15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person. The foregoing notwithstanding, except in connection with a bulk sale of all or a substantial part of Foothill's loan portfolio, Foothill agrees to retain at least Ten Million Dollars ($10,000,000) of its commitment to extend credit to Borrower and to remain the lead lender administrating the loans hereunder.

                  15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                  15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                  15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

                  15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

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



                  15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or the transfer by it to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                  15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                  [Remainder of page intentionally left blank.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                              L. LURIA & SON, INC.,
                              a Florida corporation

                              By /s/ GERALD NATHANSON
                                 ---------------------------------
                              Name:  Gerald Nathanson
                              Title:  Chief Executive Officer


                              FOOTHILL CAPITAL CORPORATION,
                              a California corporation

                              By /s/ PATRICIA MCLOUGHLIN
                                 ----------------------------------
                              Name:  Patricia McLoughlin
                              Title:  Vice President

                                       S-1